As filed with the Securities and Exchange Commission on September 1, 2010

Registration No. 333-143835

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPANSION INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-3898239 (I.R.S. employer identification number)

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, CA 94088

(408) 962-2500

(Address, including zip code, and

telephone number, including area code,

of registrant’s principal executive offices)

SPANSION INC. 2007 EQUITY INCENTIVE PLAN

(Full Title of Plan)

JOHN H. KISPERT

Chief Executive Officer

Spansion Inc.

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, CA 94088

(408) 962-2500

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

TAD J. FREESE

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

(650) 328-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐

Deregistration of Securities

As previously disclosed, on March 1, 2009, Spansion Inc. (the “Registrant”) and certain of its subsidiaries (collectively, the “Debtors”) each filed a voluntary petition in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) for reorganization relief under Chapter 11 of Title 11 of the United States Code (as amended, the “Bankruptcy Code”). On April 16, 2010, the Bankruptcy Court entered an order confirming the Second Amended and Restated Joint Plan of Reorganization filed by the Registrant (as amended, the “Plan”). On May 10, 2010 (the “Effective Date”), the Debtors consummated their reorganization under the Bankruptcy Code and the Plan became effective. Pursuant to the Plan, all of the Registrant’s then issued and outstanding shares of Class A Common Stock, par value $0.001 per share (the “Old Common Stock”), was cancelled.

Pursuant to the undertaking of the Registrant contained in its Registration Statement on Form S-8 (Registration No. 333-143835), initially filed with the Securities and Exchange Commission and effective as of June 18, 2007 (the “Registration Statement”), this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) is filed by the Registrant and amends the Registration Statement registering the offer and sale by the Registrant of 7,595,523 million shares of Old Common Stock, to have been issued pursuant to awards granted under the Registrant’s 2007 Equity Incentive Plan. As a result of the cancellation of the Old Common Stock, the Registrant is filing this Post-Effective Amendment to deregister all shares of the Old Common Stock included in the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 1st day of September, 2010.

SPANSION INC. a Delaware corporation

By:	/s/ John H. Kispert
John H. Kispert President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints John H. Kispert and Randy W. Furr, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below.

Signature	Title	Date

/s/ John H. Kispert John H. Kispert	Director, President and Chief Executive Officer (Principal Executive Officer)	September 1, 2010

/s/ Randy W. Furr Randy W. Furr	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 1, 2010

/s/ Raymond Bingham Raymond Bingham	Chairman of the Board of Directors	September 1, 2010

/s/ Eugene I. Davis Eugene I. Davis	Director	September 1, 2010

/s/ Hans Geyer Hans Geyer	Director	September 1, 2010

/s/ Paul Mercadante Paul Mercadante	Director	September 1, 2010

/s/ Ajay Shah Ajay Shah	Director	September 1, 2010

/s/ Clifton Thomas Weatherford Clifton Thomas Weatherford	Director	September 1, 2010